      As filed with the Securities and Exchange Commission on June 14, 2001
                                                     REGISTRATION NO. 333-______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            -------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            -------------------------
                               F.N.B. CORPORATION
             (Exact name of Registrant as specified in its charter)

                 FLORIDA                         25-1255406
      (State or other jurisdiction            (I.R.S. Employer
    of incorporation or organization)        Identification No.)

                                  F.N.B. CENTER
                            2150 GOODLETTE ROAD NORTH
                              NAPLES, FLORIDA 34102
                                 (941) 262-7600
   (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                 JOHN D. WATERS
                              ONE F.N.B. BOULEVARD
                          HERMITAGE, PENNSYLVANIA 16148
                                 (724) 981-6000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:

                            ROBERT C. SCHWARTZ, ESQ.
                         SMITH, GAMBRELL & RUSSELL, LLP
                     1230 PEACHTREE STREET, N.E., SUITE 3100
                             ATLANTA, GEORGIA 30309
                                 (404) 815-3758

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

======================================================================================================
                                               PROPOSED MAXIMUM    PROPOSED MAXIMUM
    TITLE OF EACH CLASS OF     AMOUNT TO BE   OFFERING PRICE PER  AGGREGATE OFFERING     AMOUNT OF
 SECURITIES TO BE REGISTERED  REGISTERED (1)      SHARE (2)           PRICE (2)       REGISTRATION FEE
------------------------------------------------------------------------------------------------------

Common Stock, par value          783,136            $25.58           $20,032,619         $5,008.15
   $0.01 per share..........      shares
======================================================================================================

(1) The shares of common stock are being registered hereby for the account of certain shareholders of F.N.B. Corporation. No other shares of common stock are being registered pursuant to this offering.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based upon the average of the high and low reported prices of the Common Stock on the Nasdaq National Market on June 7, 2001.

                              -------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JUNE 14, 2001

PROSPECTUS

                                 783,136 SHARES

                               F.N.B. CORPORATION

                                  COMMON STOCK

        This is a resale of outstanding shares of our common stock by certain of our shareholders. The shares covered by this prospectus were issued by us as consideration in the acquisitions of several insurance companies, and are being offered for resale by the former shareholders of those companies.

        Our common stock is traded on the Nasdaq National Market under the symbol "FBAN." On ____________, 2001, the last reported sale price for our common stock, as reported on Nasdaq, was $_____ per share.

        The selling shareholders will sell their shares as described in the "Plan of Distribution" section, which begins on page 12. We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

         INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                                ----------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        THESE SECURITIES ARE NOT BANK ACCOUNTS AND ARE NOT INSURED BY THE FDIC OR ANY OTHER STATE OR FEDERAL AGENCY.

                                ----------------

                The date of this prospectus is ___________, 2001

                              ABOUT THIS PROSPECTUS

         This document is called a prospectus and is part of a registration statement that we filed with the SEC relating to the shares of our common stock being offered. This prospectus does not include all of the information in the registration statement and provides you with a general description of the securities offered. The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered. The registration statement can be read at the SEC web site or at the SEC Public Reference Room mentioned under the heading "Where You Can Find More Information."

         When acquiring any of the securities discussed in this prospectus, you should rely only on the information provided in this prospectus, including the information incorporated by reference. Neither we nor any selling shareholders or underwriters have authorized anyone to provide you with different information. The securities are not being offered in any state where the offer would be prohibited. You should not assume that the information in this prospectus or any document incorporated by reference is truthful or complete at any date other than the date mentioned on the cover page of the respective document.

         Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to "we," "us," "our," or similar references mean F.N.B. Corporation and its subsidiaries.

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933. Forward-looking statements include the information concerning the possible or assumed future results of operations of us or our subsidiaries. Also, when we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Prospective investors should note that many factors, some of which are discussed elsewhere in this document and in the exhibits, could affect our future financial results and could cause the results to differ materially from those expressed in our forward-looking statements contained in this prospectus. These factors include the following:

         -        operating, legal and regulatory risks;
         - economic, political and competitive forces affecting our financial services businesses; and
         - the risk that our analyses of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

The accompanying information contained in this prospectus, as well as in our SEC filings, identifies important additional factors that could adversely affect actual results and performance. Prospective investors are urged to carefully consider such factors.

         All forward-looking statements attributable to FNB are expressly qualified in their entirety by the foregoing cautionary statements.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these documents at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-(800)-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC's Internet site at www.sec.gov.

         We have filed a registration statement on Form S-3 under the Securities Act of 1933 with respect to the common stock being offered. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Statements contained in this prospectus concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         We incorporate by reference the documents listed below and any documents we file with the SEC in the future under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

         1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

         2. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

         3. Our Current Reports on Form 8-K filed January 9, 2001, February 6, 2001, March 6, 2001, June 1, 2001 and June 14, 2001; and

         4. The description of our common stock contained in our Registration Statement filed under Section 12 of the Exchange Act, including all amendments and reports updating that description.

         Any information incorporated by reference will be modified or superseded by any information contained in this prospectus or in any other document filed later with the SEC which modifies or supersedes such information. Any information that is modified or superseded will become a part of this prospectus as the information has been so modified or superseded.

         We will provide without charge to each person to whom a prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this prospectus (excluding exhibits unless such exhibits are specifically incorporated by reference into such documents). Please direct such requests to Investor Relations Department, F.N.B. Corporation, One F.N.B. Boulevard, Hermitage, Pennsylvania 16148, telephone number (724) 981-6000.

                                  RISK FACTORS

         An investment in our common stock involves a high degree of risk. You should carefully consider the risks below and other information in this prospectus before deciding to invest in our common stock.

OUR STATUS AS A HOLDING COMPANY MAKES US DEPENDENT ON DIVIDENDS FROM OUR SUBSIDIARIES TO MEET OUR OBLIGATIONS.

         We are a holding company and we conduct almost all of our operations through our subsidiaries. We do not have any significant assets other than the stock of our subsidiaries. Accordingly, we depend on the cash flows of our subsidiaries to meet our obligations. Our right to participate in any distribution of earnings or assets of our subsidiaries is subject to the prior claims of creditors of such subsidiaries. Under federal and state law, our bank subsidiaries are limited in the amount of dividends they can pay to us without prior regulatory approval. Also, bank regulators have the authority to prohibit our subsidiary banks from paying dividends if they think the payment would be an unsafe and unsound banking practice.

INTEREST RATE VOLATILITY COULD SIGNIFICANTLY HARM OUR BUSINESS.

         Our results of operations are materially affected by the monetary and fiscal policies of the federal government and the regulatory policies of governmental authorities. Our profitability will be dependent to a large extent on our net interest income, which is the difference between income from interest-earning assets, such as loans, and expense of interest-bearing liabilities, such as deposits. A change in market interest rates will adversely affect our earnings if market interest rates change such that the interest we pay on deposits and borrowings increases faster than the interest we collect on loans and investments. Consequently, we, along with other financial institutions generally, are particularly sensitive to interest rate fluctuations.

OUR RESULTS OF OPERATIONS ARE SIGNIFICANTLY AFFECTED BY THE ABILITY OF OUR BORROWERS TO REPAY THEIR LOANS.

         Lending money is an essential part of the banking business. However, borrowers do not always repay their loans. The risk of non-payment is affected by:

         -        credit risks of a particular borrower;
         -        changes in economic and industry conditions;
         -        the duration of the loan; and
         - in the case of a collateralized loan, uncertainties as to the future value of the collateral.

Generally, commercial/industrial, construction and commercial real estate loans present a greater risk of non-payment by a borrower than other types of loans. Our focus on making these types of loans may make us more susceptible to the risk of non-payment than other banking companies.

OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS WILL BE ADVERSELY AFFECTED IF OUR ALLOWANCE FOR LOAN LOSSES IS NOT SUFFICIENT TO ABSORB ACTUAL LOSSES.

         There is no precise method of predicting loan losses. We can give no assurance that our allowance for loan losses is or will be sufficient to absorb actual loan losses. Excess loan losses could have a material adverse effect on our financial condition and results of operations. We attempt to maintain an appropriate allowance for loan losses to provide for potential losses in our loan portfolio. We periodically determine the amount of the allowance for loan losses based upon consideration of several factors, including:

         - an ongoing review of the quality, mix and size of the overall loan portfolio;
         -        historical loan loss experience;
         -        evaluation of non-performing loans;
         - assessment of economic conditions and their effects on the existing portfolio; and
         - the amount and quality of collateral, including guarantees, securing loans.

IF WE ARE UNABLE TO ATTRACT SUFFICIENT DEPOSITS TO FUND OUR ANTICIPATED LOAN GROWTH, OUR FINANCIAL CONDITION COULD BE ADVERSELY AFFECTED.

         We fund our loan growth primarily through deposits. To the extent that we are unable to attract and maintain levels of deposits to fund our loan growth, we would be required to raise additional funds through public or private financings. We can give no assurance that we would be able to obtain these funds on terms that are favorable to us.

WE COULD EXPERIENCE SIGNIFICANT DIFFICULTIES AND COMPLICATIONS IN CONNECTION WITH OUR GROWTH.

         We have grown significantly over the last few years and may seek to continue to grow by acquiring financial institutions and branches as well as non-depository entities engaged in permissible activities for our financial institution subsidiaries. However, the market for acquisitions is highly competitive. We may not be as successful in the future as we have been in the past in identifying financial institution and branch acquisition candidates, integrating acquired institutions or preventing deposit erosion at acquired institutions or branches.

         We may encounter unforeseen expenses, as well as difficulties and complications in integrating expanded operations and new employees without disruption to overall operations. In addition, rapid growth may adversely affect our operating results because of many factors, including start-up costs, diversion of management time and resources, asset quality and required operating adjustments. We may not successfully integrate or achieve the anticipated benefits of our growth or expanded operations.

WE COULD BE ADVERSELY AFFECTED BY CHANGES IN THE LAW, ESPECIALLY CHANGES DEREGULATING THE BANKING INDUSTRY.

         We and our subsidiaries operate in a highly regulated environment and are subject to supervision and regulation by several governmental regulatory agencies, including the Federal Reserve Board, the Office of the Comptroller of the Currency, the FDIC and the Pennsylvania and Florida Departments of Banking. Regulations are generally intended to provide protection for depositors and customers rather than for investors. We are subject to changes in federal and state law, regulations, governmental policies, income tax laws and accounting principles. Deregulation could adversely affect the banking industry as a whole and may limit our growth and the return to investors by restricting such activities as:

         -        the payment of dividends;
         -        mergers with or acquisitions of other institutions;
         -        investments;
         -        loans and interest rates;
         - providing securities, insurance or trust services; and the types of non-deposit activities in which our financial institution subsidiaries may engage.

         In addition, legislation may change present capital requirements, which would restrict our activities and require us to maintain additional capital. We cannot predict what changes, if any, federal and state agencies will make to existing federal and state legislation and regulations or the effect that such changes may have on our business.

OUR RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED DUE TO SIGNIFICANT COMPETITION.

         We may not be able to compete effectively in our markets, which could adversely affect our results of operations. The banking and financial service industry in each of our market areas is highly competitive. The increasingly competitive environment is a result of:

         -        changes in regulation;
         -        changes in technology and product delivery systems; and
         - the accelerated pace of consolidation among financial services providers.

         We compete for loans, deposits and customers with various bank and non-bank financial service providers, many of which are larger in terms of total assets and capitalization, have greater access to capital markets and offer a broader array of financial services than we do. Competition with such institutions may cause us to increase our deposit rates or decrease our interest rate spread on loans we originate.

                               F.N.B. CORPORATION

         We are a financial services holding company with executive offices in Naples, Florida and Hermitage, Pennsylvania. We provide a broad range of financial services to our customers through our banking, insurance agency, consumer finance, and trust company subsidiaries, which together operate 156 offices in four states. As of March 31, 2001, we had approximately $4.0 billion in consolidated assets and approximately $3.2 billion in deposits. Our main office is located at F.N.B. Center, 2150 Goodlette Road North, Naples, Florida 34102 and our telephone number is (941) 262-7600.

         Our subsidiaries provide a full range of financial services, principally to consumers and small- to medium-sized businesses, in their respective market areas. Our business strategy has been to focus primarily on providing quality, community-based financial services adapted to the needs of each of the markets we serve. We have emphasized our community orientation by generally preserving the names and local management of our subsidiaries and allowing our subsidiaries significant autonomy in decision-making, thus enabling them to respond to customer requests more quickly.

         The lending philosophy of each of our bank subsidiaries is to minimize credit losses by following uniform credit approval standards (which include independent analysis of realizable collateral value), diversifying our loan portfolio, maintaining a relatively modest average loan size and conducting ongoing review and management of the loan portfolio. The banks are active residential mortgage lenders, and make commercial loans primarily to established local businesses. Our bank subsidiaries do not have a significant amount of construction loans, any highly leveraged transaction loans or any loans to foreign countries.

         No material portion of the deposits of our bank subsidiaries has been obtained from a single or small group of customers, and the loss of any customer's deposits or a small group of customers' deposits would not have a material adverse effect on our business.

         While we have generally sought to preserve the identities and autonomy of our subsidiaries, we have established centralized credit analysis, loan review, investment, audit and data processing functions. The centralization of these processes has enabled us to maintain consistent quality of these functions and to achieve certain economies of scale. We have recently further centralized our banking operations through the consolidation of our banking subsidiaries under one charter in each state. Our five Florida banking subsidiaries have been consolidated under the charter of First National Bank of Florida (excluding the recently acquired Citizens Community Bank of Florida, which will be consolidated under the charter of FNB of Florida later this year), and our two Pennsylvania banking subsidiaries have been consolidated under the charter of First National Bank of Pennsylvania. We believe the consolidation program will enable us to realize significant savings by eliminating operational redundancies and integrating common deposit and lending programs. The individual bank offices will generally retain their existing names and local management structure.

         We have two insurance agency subsidiaries, Gelvin, Jackson and Starr, Inc., with six offices in Pennsylvania, and Roger Bouchard Insurance, Inc. with nine offices in Florida. Our consumer finance subsidiary, Regency Finance Company, has 48 offices in four states and had $147.3 million in total assets as of March 31, 2001. Our trust company subsidiary, First National Trust Company, has six offices in Florida and Pennsylvania and held $1.0 billion of assets in trust as of March 31, 2001.

         We have five other subsidiaries, Penn-Ohio Life Insurance Company, First National Corporation, Customer Service Center of F.N.B., Mortgage Service Corporation, and F.N.B. Building Corporation. Penn-Ohio underwrites, as a reinsurer, credit life and accident and health insurance sold by our subsidiaries. First National holds equity securities and other assets for the holding company. Customer

Service provides data processing and other services to our affiliates. Mortgage Service services mortgage loans for unaffiliated financial institutions, and FNB Building owns real estate that is leased to certain of our affiliates.

         As part of our operations, we regularly evaluate the potential acquisition of, and hold discussions with, various financial institutions and other businesses of a type eligible for financial holding company investment. In addition, we regularly analyze the values of, and submit bids for, the acquisition of customer-based funds and other liabilities and assets of such financial institutions and other businesses. As a general rule, we publicly announce such material acquisitions when a definitive agreement has been reached.

RECENT EVENTS -- PLANNED ACQUISITION OF PROMISTAR FINANCIAL CORPORATION

         We have entered into a merger agreement, dated as of June 13, 2001, with Promistar Financial Corporation pursuant to which we will acquire Promistar through the merger of Promistar with and into FNB. Under the terms of the merger agreement, at the effective time of the merger, each outstanding share of the Promistar's common stock will be converted into the right to receive 0.926 shares of our common stock. We expect to issue approximately 16 million of our common stock in connection with the merger.

         The merger is intended to constitute a tax-free reorganization under the Internal Revenue Code of 1986, as amended (except for any cash paid to Promistar shareholder in lieu of a fractional share of FNB common stock), and to be accounted for as a pooling of interests.

         Consummation of the merger is subject to various conditions, including: (i) approval of the merger agreement by the shareholders of FNB and Promistar; (ii) receipt of certain regulatory approvals from the Board of Governors of the Federal Reserve System and other federal and state regulatory authorities; (iii) the receipt of an opinion of counsel as to the tax-free nature of certain aspects of the merger; (iv) receipt of a letter from FNB's independent accountants confirming that the merger may be accounted for as a pooling of interests; and (v) satisfaction of certain other conditions.

         We expect the merger to be consummated during the first quarter of 2002.

         For further information about FNB, see "Where You Can Find More Information" on page 2.

                              SELLING SHAREHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of our common stock as of May 25, 2001 by the shareholders who are offering common stock under this prospectus. Beneficial ownership includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both. All of the listed persons have sole voting and investment power over the shares listed opposite their names unless otherwise indicated in the notes below. The numbers in the table include fractional share interests which have been rounded to the nearest whole share. None of the selling shareholders owns in excess of 1% of the issued and outstanding shares of our common stock.

                                                                           SHARES                         SHARES
                                                                        BENEFICIALLY                    BENEFICIALLY
                                                                        OWNED BEFORE       SHARES       OWNED AFTER
NAME OF SELLING SHAREHOLDER                                             THE OFFERING      OFFERED     THE OFFERING(1)
---------------------------                                             ------------      --------    ---------------

Former shareholders of Connell & Herrig Insurance, Inc.(2)
   William B. Connell ............................................          83,477          83,477             0
   Steven F. Herrig ..............................................          83,477          83,477             0

Former shareholders of Altamura, Marsh and Associates, Inc.(3)
   Leonard Altamura(4)(5) ........................................         111,375         108,744         2,631
   Ileane Altamura(4)
   Nick Amaro ....................................................           8,866           8,656           209
   Yvette Anderson ...............................................           1,228           1,199            29
   Craig N. Holland ..............................................          12,188          11,900           288
   Donald O. Leggett .............................................          14,214          13,878           335
   Michelle R. Minton ............................................           1,381           1,348            33
   Leslie E. Mirro ...............................................           1,842           1,798            43
   Jerry W. Short ................................................          12,403          12,110           293
   William H. Stitt ..............................................           8,964           8,752           212
   Janet Widera ..................................................           1,228           1,199            29

Former shareholders of OneSource Group, Inc.(6)
   Frank H. Dutill ...............................................          15,209          15,209             0
   Laurence W. Hall, Jr ..........................................           4,308           4,308             0
   Terrell V. Hawkins(5) .........................................         135,372         135,372             0
   Earl H. Horton, Jr.(5) ........................................         132,717         132,717             0
   Michael A. McClain(5) .........................................         130,063         130,063             0
   Anthony R. Robbins ............................................           1,747           1,747             0
   Antoinette M. Robbins Revocable Trust .........................           3,941           3,941             0
   Charles M. Robbins ............................................           8,801           8,801             0
   Jerome G. Robbins .............................................           2,694           2,694             0
   Jerome G. Robbins II ..........................................           2,521           2,521             0
   Kellee C. Robbins .............................................           2,521           2,521             0

Former shareholders of Don Ostrowsky & Assoc., Inc.(7)
   Don & Carol Ostrowsky .........................................           6,704           6,704             0

Total ............................................................         787,241         783,146         4,105

---------------
         (1)      Assuming all offered shares are sold.

         (2) On June 9, 2000, FNB acquired all the outstanding capital stock of Connell & Herring Insurance, Inc. in exchange for the issuance of an aggregate of 159,004 shares of FNB common stock.

         (3) On August 15, 2000, FNB acquired all the outstanding capital stock of Altamura, Marsh and Associates, Inc. in exchange for the issuance of an aggregate of 163,318 shares of FNB common stock.

         (4) The numbers reflect shares held of record by such individual. Leonard and Ileane Altamura, as husband and wife, may each be deemed to beneficially own the shares held of record by the other.

         (5) Member of the Board of Directors of Roger Bouchard Insurance, Inc., a wholly owned subsidiary of FNB.

         (6) On January 25, 2001, FNB acquired all the outstanding capital stock of OneSource Group, Inc. in exchange for the issuance of an aggregate of 418,962 shares of FNB common stock.

         (7) On January 31, 2001, FNB acquired all the outstanding capital stock of Don Ostrowsky & Assoc., Inc. in exchange for the issuance of an aggregate of 6,384 shares of FNB common stock.

                                 USE OF PROCEEDS

         The shares of our common stock offered under this prospectus will be sold by the selling shareholders named herein. We will not receive any of the cash proceeds from the sale of shares of common stock by the selling shareholders.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

         GENERAL. We are authorized to issue 100,000,000 shares of common stock, $0.01 par value per share, of which 25,556,384 shares were outstanding as of May 31, 2001. Our common stock is traded on the Nasdaq National Market under the trading symbol "FBAN." We provide transfer agent and registrar services for our common stock.

         As of May 31, 2001, 2,860,527 shares of our common stock were reserved for issuance under various employee benefit plans and under our dividend reinvestment and stock purchase plan. In addition, we have reserved 16.5 million shares of our common stock for issuance in connection with our planned acquisition of Promistar Financial Corporation, which we expect to occur during the first quarter of 2002. See "F.N.B. Corporation - Recent events - Planned Acquisition of Promistar Financial Corporation." After taking into account those reserved shares, the number of authorized shares of common stock available for other corporate purposes as of May 31, 2001 was 55,083,089.

         VOTING AND OTHER RIGHTS. Holders of our common stock are entitled to one vote per share, and, in general, a majority of votes cast with respect to a matter is sufficient to authorize action upon routine matters. Directors are elected by a plurality of the votes cast, and each shareholder entitled to vote in such election is entitled to vote each share of stock for as many persons as there are directors to be elected. In elections for directors, shareholders do not have the right to cumulate their votes. Holders of our Series A Preferred Stock (described below) vote as a class with holders of our common stock.

         In the event of liquidation, holders of our common stock would be entitled to receive pro rata any assets legally available for distribution to shareholders with respect to shares held by them, subject to any prior rights of the holders of any preferred stock then outstanding.

         Our common stock does not carry any preemptive rights, redemption privileges, sinking fund privileges or conversion rights. All of the outstanding shares of our common stock are validly issued and fully paid.

         DISTRIBUTIONS. Holders of our common stock are entitled to receive such dividends or distributions as our Board of Directors may declare out of funds legally available for such payments. The payment of distributions by us is subject to the restrictions of Florida law applicable to the declaration of distributions by a business corporation. A corporation generally may not authorize and make distributions if, after giving effect thereto, it would be unable to meet its debts as they become due in the usual course of business or if the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of distribution, to satisfy claims upon dissolution of shareholders who have preferential rights superior to the rights of the holders of its common stock. In addition, the payment of distributions to shareholders is subject to any prior rights of outstanding preferred stock. Share dividends, if any are declared, may be paid from authorized but unissued shares.

         Our ability to pay distributions is affected by the ability of our subsidiaries to pay dividends. The ability of our subsidiaries, as well as of us, to pay dividends in the future is influenced by bank regulatory requirements and capital guidelines.

PREFERRED STOCK

         GENERAL. We are authorized to issue 20,000,000 shares of preferred stock, $0.01 par value per share. Our Board of Directors has the authority to issue preferred stock in one or more series and to fix the dividend rights, dividend rate, liquidation preference, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), and the number of shares constituting any such series, without any further action by the shareholders unless such action is required by applicable rules or regulations or by the terms of other outstanding series of preferred stock. Any shares of preferred stock which may be issued may rank prior to shares of common stock as to payment of dividends and upon liquidation. There were 19,194 shares of Series A Preferred Stock issued and outstanding as of May 31, 2001 and 144,473 shares of Series B 7 1/2% Cumulative Convertible Preferred Stock issued and outstanding as May 31, 2001.

         THE FOLLOWING SUMMARY OF THE SERIES A PREFERRED STOCK AND SERIES B PREFERRED STOCK IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE DESCRIPTION THEREOF CONTAINED IN OUR ARTICLES OF INCORPORATION ATTACHED AS EXHIBIT 4.1 TO THE CORPORATION'S CURRENT REPORT ON FORM 8-K FILED WITH THE SEC ON JUNE 1, 2001, WHICH IS INCORPORATED HEREIN BY REFERENCE.

         SERIES A PREFERRED STOCK. The Series A Preferred Stock was created for the purpose of acquiring Reeves Bank in 1985. Holders of the Series A Preferred Stock are entitled to 6.2 votes for each share held. The holders of the Series A Preferred Stock do not have cumulative voting rights in the election of directors. Dividends on the Series A Preferred Stock are cumulative from the date of issue and are payable at a rate of $.42 per share each quarter. The Series A Preferred Stock is convertible at the option of the holder into shares of common stock having a market value of $25.00 at time of conversion. We have the right to require the conversion of the balance of all outstanding shares at the conversion rate. At May 31, 2001, 19,313 shares of common stock were reserved by us for the conversion of the 19,194 presently outstanding shares of Series A Preferred Stock.

         SERIES B PREFERRED STOCK. The Series B Preferred Stock was issued during 1992 for the purpose of raising capital for the acquisition of 13 banking branches in the Erie, Pennsylvania area. Holders of the Series B Preferred Stock have no voting rights. Dividends on the Series B Preferred Stock are cumulative from the date of issue and are payable at a rate of $.46875 per share each quarter. The Series B Preferred Stock has a stated value of $25.00 per share and is convertible at the option of the holder at any time into shares of common stock at a price of $10.05 per share. At May 31, 2001, 377,128 shares of common stock were reserved by us for the conversion of the 144,473 presently outstanding shares of Series B Preferred Stock. We have the right to require the conversion of the balance of all outstanding shares at the conversion rate.

                              PLAN OF DISTRIBUTION

         We are registering the shares on behalf of the selling shareholders. Selling shareholders include donees and pledgees selling shares received from a named selling shareholder after the date of this prospectus. We will pay all costs, expenses and fees in connection with the registration of the shares offered by this prospectus. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholders.

         Sales of shares may be effected by selling shareholders from time to time in one or more types of transactions (which may include block transactions) on Nasdaq, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers.

         The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or brokers-dealers regarding the sale of their securities. In addition, there is not an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

         The selling shareholders may effect transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both. The compensation paid as to a particular broker-dealer might be in excess of customary commissions.

         The selling shareholders and any broker-dealers that act in connection with the sale of shares might be deemed to be underwriters within the meaning of
Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

         Because selling shareholders may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. FNB has informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

         Upon FNB being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution, or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act. The supplement will disclose:

         - the name of each such selling shareholder and of the participating broker-dealer(s);
         -        the number of shares involved;
         -        the price at which such shares were sold;
         - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;
         - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
         -        other facts material to the transaction.

In addition, upon FNB being notified by a selling shareholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

                                  LEGAL MATTERS

         Certain legal matters in connection with the offering are being passed upon for us by our General Counsel, James G. Orie. Mr. Orie owns shares of our common stock and holds options to purchase additional shares of our common stock.

                                     EXPERTS

         The consolidated financial statements of FNB incorporated by reference in FNB's Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon which is based in part on the report of other auditors, incorporated by reference therein and incorporated herein by reference.

         The financial statements referred to above are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

         NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FNB. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED BY THIS PROSPECTUS IN ANY JURISDICTION OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF FNB SINCE THE DATE HEREOF.

                           ---------------------------

                                TABLE OF CONTENTS

                                                  Page
                                                  ----

About this Prospectus..........................     1
Cautionary Notice Regarding
  Forward-Looking Statements...................     1
Where You Can Find More Information............     2
Incorporation of Certain
  Documents by Reference.......................     2
Risk Factors...................................     3
F.N.B. Corporation.............................     6
Selling Shareholders...........................     8
Use of Proceeds................................     9
Description of Capital Stock...................     9
Plan of Distribution...........................    11
Legal Matters..................................    12
Experts........................................    12

                              F. N. B. CORPORATION

                                 783,136 SHARES

                                  COMMON STOCK

                               P R O S P E C T U S

                               ____________, 2001

                                  F.N.B. CENTER
                            2150 GOODLETTE ROAD NORTH
                              NAPLES, FLORIDA 34102
                                 (941) 262-7600

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         Set forth below are estimates of the fees and expenses payable by FNB in connection with the offer and sale of the common stock being registered:

                  SEC Registration Fee...........................   $  5,008
                  Legal Fees and Expenses........................     10,000
                  Accounting Fees and Expenses...................      5,000
                  Printing, Materials, and Postage...............      5,000
                  Miscellaneous Expenses.........................      2,000
                                                                    --------

                          Total..................................   $ 27,008
                                                                    ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Florida Business Corporation Act, as amended (the "Florida Act"), provides that, in general, a business corporation may indemnify any person who is or was a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his or her conduct was unlawful. In the case of proceedings by or in the right of the corporation, the Florida Act provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he or she is or was a director or officer of the corporation against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim as to which such person is adjudged liable unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that any officers or directors are successful on the merits or otherwise in the defense of any of the proceedings described above, the Florida Act provides that the corporation is required to indemnify such officers or directors against expenses actually and reasonably incurred in connection therewith. However, the Florida Act further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe it was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the Florida Act or the corporation's articles of incorporation; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

         FNB's Articles of Incorporation provide that FNB shall indemnify its directors and officers to the fullest extent permitted by law in connection with any actual or threatened action, suit or proceedings, civil, criminal, administrative, investigative or other (whether brought by or in the right of FNB or otherwise) arising out of their service to FNB or to another organization at FNB's request, or because of their positions with FNB. The Articles further provide that FNB may purchase and maintain insurance to protect itself and any such director or officer against any liability, cost or expense asserted against or incurred by him in respect of such service, whether or not FNB would have the power to indemnify him against such liability by law or under the provisions of this paragraph.

         FNB's Bylaws provide that to the fullest extent permitted by law, no director of the Corporation shall be personally liable for monetary damages for any action taken, or any failure to take any action.

ITEM 16. EXHIBITS.

         The following exhibits are filed with this Registration Statement.

         EXHIBIT NO.       DESCRIPTION OF EXHIBIT
         -----------       ----------------------

              4.1          Articles of Incorporation of F.N.B. Corporation, as amended
                           (incorporated herein by reference to Exhibit 4.1 to the Form
                           8-K filed by FNB on June 1, 2001).
              4.2          Bylaws of F.N.B. Corporation (incorporated herein by reference to Exhibit 4.2 to the Form 8-K filed by FNB on June 1, 2001).
              5.1          Legal Opinion of James G. Orie, Corporate Counsel of the Company
             23.1          Consent of Ernst & Young LLP
             23.2          Consent of Bobbitt, Pittenger & Company, P.A.
             23.3          Consent of James G. Orie, Corporate Counsel of the Company
                           (contained in his opinion at Exhibit 5.1)
             24.1          Powers of Attorney

ITEM 17. UNDERTAKINGS

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Naples, State of Florida, on the 13th day of June, 2001.

                                F.N.B. CORPORATION


                                By: /s/ Gary L. Tice
                                   ---------------------------------------------
                                   Gary L. Tice, President and Chief Executive
                                   Officer (principal executive officer)

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                      TITLE                            DATE
                      ---------                                      -----                            ----



-----------------------------------------------------        Chairman of the Board
                    Peter Mortensen


                                                       President, Chief Executive Officer
                   /s/ Gary L. Tice                    and Director (principal executive          June 13, 2001
-----------------------------------------------------               officer)
                      Gary L. Tice


                          *                                      Vice Chairman                   June 13, 2001
-----------------------------------------------------
                  Stephen J. Gurgovits


                  /s/ John. D. Waters                        Vice President and Chief
-----------------------------------------------------      Financial Officer (principal          June 13, 2001
                     John D. Waters                      financial and accounting officer)


                          *
-----------------------------------------------------               Director                     June 13, 2001
                  W. Richard Blackwood


                          *                                         Director                    June 13, 2001
-----------------------------------------------------
                    Alan C. Bomstein


                          *                                         Director
-----------------------------------------------------                                            June 13, 2001
                  William B. Campbell


                          *                                         Director                     June 13, 2001
-----------------------------------------------------
                   Charles T. Cricks


                          *                                         Director                     June 13, 2001
-----------------------------------------------------
                     Henry M. Ekker


                                                                    Director
-----------------------------------------------------
                    James S. Lindsey



                          *                                         Director                     June 13, 2001
-----------------------------------------------------
                     Paul P. Lynch


                          *                                         Director                     June 13, 2001
-----------------------------------------------------
                     Edward J. Mace


                                                                    Director
-----------------------------------------------------
                     Robert S. Moss


                                                                    Director
-----------------------------------------------------
                    William A. Quinn


                          *                                         Director                     June 13, 2001
-----------------------------------------------------
                   William J. Strimbu


                          *                                         Director
-----------------------------------------------------                                            June 13, 2001
                   Archie O. Wallace


                          *                                         Director
-----------------------------------------------------                                            June 13, 2001
                    James T. Weller


                          *                                         Director                     June 13, 2001
-----------------------------------------------------
                     Eric J. Werner


                          *
-----------------------------------------------------               Director                     June 13, 2001
                    Robert B. Wiley


                          *
-----------------------------------------------------               Director                     June 13, 2001
                    Donna C. Winner


* By: /s/ John D. Waters
      -----------------------------------------------
       John D. Waters, as Attorney-in-Fact,
       pursuant to Powers of Attorney filed as
       Exhibit 24.1 to this Registration Statement

                                  EXHIBIT INDEX

         EXHIBIT NO.       DESCRIPTION OF EXHIBIT
         -----------       ----------------------

              4.1          Articles of Incorporation of F.N.B. Corporation, as amended
                           (incorporated herein by reference to Exhibit 4.1 to the Form 8-K filed by
                           FNB on June 1, 2001).
              4.2          Bylaws of F.N.B. Corporation (incorporated herein by reference to
                           Exhibit 4.2 to the Form 8-K filed by FNB on June 1, 2001).
              5.1          Legal Opinion of James G. Orie, Corporate Counsel of the Company
             23.1          Consent of Ernst & Young LLP
             23.2          Consent of Bobbitt, Pittenger & Company, P.A.
             23.3          Consent of James G. Orie, Corporate Counsel of the Company
                           (contained in his opinion at Exhibit 5.1)
             24.1          Powers of Attorney